Exhbit 10.32

EXHIBIT D. PURCHASER ROYALTY AGREEMENT

This Royalty Participation Agreement (the “Royalty Agreement”) is made and effective as of the day set forth on the signature page hereto by and between NutraLife BioSciences, Inc., a Florida corporation (“NutraLife”), PhytoChem Technologies, Inc. (“PhytoChem”), a Florida corporation (NutraLife and PhytoChem are collectively referred to herein as the “Company”), and Kahn Family Limited PT II (the “Purchaser”). The Company and the Purchaser are referred to herein collectively as the “Parties”, or individually as a “Party”.

RECITALS

WHEREAS, the Company obtained certain rights to commercialize and monetize certain technology and phytoextractor equipment known as the Ennea Processor (“Ennea” or “Ennea Processor”) pursuant to an agreement by and between Owen J. Morgan (“Morgan”) and the Company dated February 4, 2019 (the “Morgan Agreement”);

WHEREAS, the Company requires capital to manufacture, purchase, monetize and commercialize the Ennea Processors and the Purchaser has agreed to purchase a Convertible Promissory Note (the “Note”) which shall bear interest (the “Interest”) at the rate of eight and one half percent (8.5%) per annuum (the “Interest”) in the principal amount of $1,000,000 (“Principal” or the “Principal Amount”);

WHEREAS, the First Four (4) Ennea Processors (“Collateral Processors”) that the Company commercializes pursuant to the Morgan Agreement shall serve as collateral for the Principal Amount pursuant to the terms of the Note and Security Agreement (the “Security Agreement”) attached to the Investment Agreement as Exhibits B and C;

WHEREAS, as consideration for the purchase of the Note, the Company shall (i) pay to the Purchaser the Interest as set forth in this Purchaser Royalty Agrement, (ii) issue 500,000 shares of its Common Stock, $.0001 par value per share (the “Common Shares”) to the Purchaser, and (iii) grant the Purchaser eight and one half percent (8.5%) of the revenue generated from the Collateral Processors (the “Royalty”) while the Principal Amount is outstanding and five percent (5%) thereafter on the first two (2) collateral processors as set forth as set forth herein.

THEREFORE, in consideration of the mutual considerations herein, the receipt of which is mutually acknowledged, the parties hereto agree as follows:

ARTICLE 1. RECITALS.

ARTICLE 1.1 The above recitals are true and correct and made a part hereof.

ARTICLE 2. DEFINITIONS.

ARTICLE 2.1 The Investment Agreement and all exhibits thereto are referred to herein as the “Ancillary Agreements”. This Purchaser Royalty Agreement and the Ancillary Agreements shall be referred to collectively as the “Transaction Documents.”

The “Collateral Processors” as used in this Purchaser Royalty Agreement shall mean the first four Ennea Processors monetized and/or commercialized by the Company directly or indirectly as a result of or pursuant to the Morgan Agreement.

ARTICLE 3. FINANCING.

ARTICLE 3.1 At the Closing, Purchaser shall loan the gross amount of $1,000,000 to the Company pursuant to the Investment Agreement and Note.

ARTICLE 4. SOURCE, AMOUNT, AND TIMING OF ROYALTY PAYMENTS.

ARTICLE 4.1 Commencing upon the fiscal quarter in which revenue is derived directly or indirectly from any of the Collateral Processors, the Company shall pay to the Purchaser non-refundable Royalty Payments consisting of eight and one half percent (8.5%) of all “Net Revenue” received by the Company as a result of the commercialization and/or monetization of the Collateral Processors until such time as the Principal Amount has been paid. At such time as the Principal Amount has been paid to the Purchaser, Purchaser shall receive non-refundable Royalty Payments consisting of five percent (5%) of “Net Revenue” received by the Company as a result of the commercialization and/or monetization of the first two Collateral Processors resulting from the Morgan Agreement.

For the purposes of this Purchaser Royalty Agreement, “Net Revenue” shall mean the total Gross Receipts less direct and indirect expenses. Gross Receipts shall mean revenue from tolling fees and processing fees, product sales, extraction services, licenses, development, commercialization and/or other commercialization and monetization of the Collateral Processors including the disposition, sale or rental of the Collateral Processors.

ARTICLE 4.2 For the avoidance of doubt, Net Revenue shall be calculated in accordance with GAAP. The Company hereby agrees to use its commercial best efforts to maximize its Gross Revenue during the term of this Purchaser Royalty Agreement and in the event it commercializes any other phytoextractors similar to the Collateral Processors , it will not commercialize or monetize such other equipment until the maximum capacity of the Collateral Processors has been reached. ”Gross Revenues” shall also include all settlement amounts, payment, and damages received by Company which result from litigation or disputes related to or arising from the sale, license, development, commercialization and/or other monetization of the Collateral Processors.

ARTICLE 4.3 The Royalty Payments shall be paid by the Company to the Purchaser within fifteen (15) days after the end of the quarter in which the Company receives payment for any Net Revenue from the Collateral Processors.

ARTICLE 5. INFORMATION REQUIRED TO BE SUPPLIED WITH EACH PAYMENT.

ARTICLE 5.1 With each Royalty Payment, the Company shall supply to the Purchaser a detailed and reasonably satisfactory accounting and reconciliation of how the Royalty Payment was calculated. The Company agrees to have an officer certify each reconciliation and provide a reconciliation each calendar month during the term of this Purchaser Royalty Agreement regardless of whether any Royalty Payment is due.

ARTICLE 6. TERM.

ARTICLE 6.1 This Purchaser Royalty Agreement shall continue for a period of ten (10) years.

ARTICLE 7. NO SALE OR ASSIGNMENT BY COMPANY.

ARTICLE 7.1 During the term of this Purchaser Royalty Agreement, the Company may not (i) sell (other than ordinary course sales to customers), assign, or otherwise transfer or encumber the Collateral Processors , (ii) assign or otherwise transfer or encumber this Purchaser Royalty Agreement, or (iii) create an obligation whereby the Company is required to pay all or a portion of the revenues derived from the Collateral Processors to any party in priority to the Purchaser and/or Pledgor or the Pledgor, without first obtaining the prior written consent of the Purchaser.

ARTICLE 8. NOTICES.

ARTICLE 8.1 Any notice required or permitted by this Purchaser Royalty Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth on the signature page hereto or as subsequently modified by written notice.

ARTICLE 9. ASSIGNMENT BY PURCHASER.

ARTICLE 9.1 Purchaser may not assign a portion or all of its interest in this Purchaser Royalty Agreement to an assignee.

ARTICLE 10. EXTRAORDINARY EVENT.

ARTICLE 10.1 The Company agrees not to enter into a merger, recapitalization, sale or change of control of the Company or sale transaction involving all or substantially all of the Company’s equity or assets unless the acquiring or successor entity agrees in writing to recognize the Purchaser’s rights under this Purchaser Royalty Agreement.

ARTICLE 11. APPLICABLE LAW, VENUE, JURISDICTION.

ARTICLE 11.1 WAIVER OF CONFLICTS. The Company and the Purchaser each acknowledge that the Pledgor, Brenda Hamilton and her law firm, Hamilton & Associates Law Group, P.A has in the past performed, and may continue to perform, legal and/or consulting services for the Company in connection with the Transaction Documents and the matters and transactions described in this Investment Agreement as well as in matters unrelated to the Transaction Documents. Accordingly, the Company and Purchaser each hereby acknowledges that they have been advised by Brenda Hamilton & Hamilton & Associates Law Group, P.A. to seek the advice of independent legal counsel in connection with the Transaction Documents including with respect to the Pledge Agreement, Mortgage and Pledgor Royal Agreement in which Brenda Hamilton is a Party and the transactions contemplated thereby. Additionally, the Company and Purchaser each acknowledge that they have had an opportunity to ask for information relevant to this disclosure and has consulted with independent legal counsel or has had the opportunity to do so and gives its informed consent to Brenda Hamilton & Hamilton & Associates Law Group, P.A. representation of and/or performance of services for the Company in the connection with the Transaction Documents and transactions contemplated thereby.

ARTICLE 11.2 GOVERNING LAW AND JURISDICTION. This Purchaser Royalty Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflict law applicable to contracts made and to be performed with such state. Each of the parties hereto accepts for itself to the jurisdiction of Palm Beach County Florida and irrevocably consents to such jurisdiction in any proceedings, and waives any objection to venue laid therein. Any controversy or claim arising out of or relating of this Purchaser Royalty Agreement shall be settled by binding arbitration administered by the American Arbitration Association and judgment on the award entered in any court having jurisdiction. The arbitration proceedings shall be conducted before a panel of three neutral arbitrators in Palm Beach County, Florida all of whom shall be members of the bar of the state of Florida, actively engaged in the practice of law for at least ten (10) years. Either Party hereto may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy otherwise resolved. Either Party may, without waiving any remedy under this Purchaser Royalty Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the arbitral tribunal’s determination of the merits of the controversy. Each party shall bear its own costs, expenses and attorney fees and an equal share of the arbitrators’ and administrative fees of arbitration. Except as may be required by law, neither a party nor an arbitrator may disclose the existence content or results of any arbitration hereunder without the prior written consent of the Parties. All documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for the inspection only of the Parties to this Purchaser Royalty Agreement and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy until such information shall become generally known. In consideration for and as a material condition of this Purchaser Royalty Agreement, each Party agrees that final and binding arbitration is the exclusive means for resolving any claim or controversy arising out of or related to this Purchaser Royalty Agreement. This Agreement is a waiver of all rights the Parties may have to a civil court action. Accordingly, only an arbitrator, not a judge or jury, will decide the dispute, although the arbitrator has the authority to award any type of relief that could otherwise be awarded by a judge or jury.

IN WITNESS WHEREOF, the Parties hereto have executed this Purchaser Royalty Agreement on June 6, 2019.

	NUTRALIFE BIOSCIENCES, INC.	KAHN FAMILY LIMITED PT II

By:		By:
	Edgar Ward, Chief Executive Officer		(Signature)

	PHYTOCHEM TECHNOLOGIES, INC.		(Print Name)

By:			(Print Title)
Edgar Ward, Chief Executive Officer
Address for Notice:
Address for Notice:
NutraLife Biosciences, Inc.
Attn: Edgar Ward, Chief Executive Officer
	6601 Lyons Rd. L-6	Phone:
	Coconut Creek, Fl. 33073	Email:
edgar@NutraFuels.com